Exhibit 99.1

News Release
2100 Highway 55 Medina, MN 55340-9770 763-542-0500

Investor Contact: Richard Edwards 763-513-3477 richard.edwards@polaris.com

Media Contact: Jess Rogers 763-513-3445 jessica.rogers@polaris.com

POLARIS ANNOUNCES AN INCREMENTAL $300 MILLION UNSECURED TERM LOAN UNDER EXISTING CREDIT FACILITY

MINNEAPOLIS (April 9, 2020) — Polaris Inc. (NYSE: PII) today announced that it has entered into an incremental $300 million 364-day unsecured term-loan facility, further increasing the Company’s liquidity position.

“During this pandemic related lock down of the global economy, we remain committed to prudently managing the Company’s financial resources for the long-term. Execution of this new term loan with our long-standing banking partners provides us with an additional liquidity buffer to navigate these uncertain times,” said Mike Speetzen, Polaris’ Executive Vice President and Chief Financial Officer.

U.S. Bank National Association served as administrative agent, lead left arranger and lead bookrunner for the new term-loan agreement.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2019 sales of $6.8 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe.  www.polaris.com

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